                                PROMISSORY NOTE

$27,800,000.00                                                 December 13, 1996
                                                                  Houston, Texas


         FOR VALUE RECEIVED, US Liquids Inc., a Delaware corporation (hereinafter called "Maker"), promises and agrees to pay to the order of Sanifill, Inc., a Delaware corporation, or any assignee thereof (together with any such assignee, hereinafter called "Payee"), in lawful money of the United States of America, the principal sum of TWENTY-SEVEN MILLION EIGHT HUNDRED THOUSAND AND NO/100 DOLLARS ($27,800,000.00), together with interest on the unpaid principal balance from time to time outstanding from and after the date hereof until maturity at the rate of 7.5% per annum, compounded quarterly and computed on the basis of a 360-day year consisting of twelve 30-day months, and in accordance with the terms and conditions of the Note Purchase Agreement dated of even date herewith.

         The principal and accrued interest shall be due and payable in twenty (20) equal quarterly installments of principal plus accrued interest, beginning March 31, 1997 and on the last day of each and every third consecutive calendar month thereafter and at maturity; PROVIDED, HOWEVER, that Maker shall have the right to make a prepayment (i) on or before December 31, 1996 in an amount equal to one quarterly installment in substitution of the first quarterly installment that otherwise would be due and (ii) on or before January 31, 1997 in an amount equal to up to three additional quarterly installments in substitution of the next three quarterly installments that otherwise would be due; PROVIDED, FURTHER, that if the principal of this Note is prepaid in whole or in part in accordance with the foregoing, all accrued and unpaid interest with respect to such principal amount prepaid is due and payable on the date of such prepayment; PROVIDED, FURTHER, that the Maker shall have no right to make any prepayments other than in accordance with the foregoing; and PROVIDED, FURTHER, that in the event that the volume of nonhazardous oilfield waste accepted by Maker for disposal in any full calendar year hereafter is less than 2,000,000 barrels, Maker shall have the right to reduce its quarterly payment of principal (but not interest) for the subsequent calendar year by up to 50% upon written notice to Payee not more than 30 days after the last day of the calendar year in which such volume is less than 2,000,000 barrels. In such event, the final maturity of this Note shall be extended for such number of quarters as shall be necessary to permit payment of the deferred principal amount in quarterly payments equal to the amount of the original quarterly principal installments. If any amount owing under this Note is due and payable on a day that is not a business day, such payment shall instead be due and payable on the next succeeding business day. All past due principal and interest on this Note shall bear interest at a rate equal to the lesser of (i) 9.5% or
(ii) the maximum rate permitted by applicable law (the "Highest Lawful Rate"). All payments under this Note shall be applied first to accrued interest and the balance to principal.

         For purposes of this Note, an "Event of Default" shall occur whenever an Event of Default shall occur under the Note Purchase Agreement.

$27,800,000.00                  Houston, Texas                 December 13, 1996


         Maker and any and all endorsers, guarantors and sureties severally waive grace, demand, presentment for payment, notice of dishonor or default, notice of intent to accelerate, notice of acceleration, protest and notice of protest and diligence in collecting and bringing of suit against any party hereto, and agree to all renewals, extensions or partial payments hereon and to any release or substitution of security herefor, in whole or in part, with or without notice, before or after maturity.

         Notwithstanding anything in the second paragraph of this Note to the contrary, if at any time the interest rate provided for herein exceeds the Highest Lawful Rate, the rate of interest to accrue on this Note shall be limited to the Highest Lawful Rate. If the holder of this Note shall receive any unearned interest or discount or shall receive monies that are deemed to constitute interest in excess of the Highest Lawful Rate, then such unearned interest paid by Maker in excess of the Highest Lawful Rate shall, at the option of the holder of the Note, be either refunded to Maker or credited to the outstanding principal balance of the Note. It is further agreed that, without limitation of the foregoing and to the extent permitted by applicable law, all calculations of the rate of interest or discount contracted for, charged or received by the holder of this Note that are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate, shall be made, to the extent permitted by usury laws applicable to such holder (now or hereafter enacted), by amortizing, prorating and spreading in equal parts during the full stated term of this Note all interest at any time contracted for, charged or received by such holder in connection therewith.

         THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND APPLICABLE FEDERAL LAW.


                                            US LIQUIDS INC.



                                            By: /s/ W. Gregory Orr
                                                --------------------------
                                                W. Gregory Orr
                                                President





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